EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Awarded Key Patents in Europe and China for Innovative Metallic Fuel Design

RESTON, Va. – February 1, 2018 – Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel technology company, today announced it has been awarded key patents in both Europe and China related to Lightbridge’s innovative metallic fuel design that each extend through 2034. These patents follow Notices of Allowances that were issued by the European Patent Office and the State Intellectual Property Office of the People’s Republic of China, as reported in October 2017.

The newly issued patents cover an alternative embodiment of a multi-lobe fuel rod design; an all-metal pressurized water reactor (PWR) fuel assembly design incorporating multi-lobe fuel rods based on the alternative embodiment; and an all-metal PWR fuel assembly design incorporating multi-lobe fuel rods arranged into a mixed grid pattern, thereby covering the all-metal fuel assembly design after the most recent optimization.

Seth Grae, President and CEO of Lightbridge, said: “These latest patents are a critical step in solidifying our intellectual protection around the world as we gear up for commercialization through Enfission, our newly formed joint venture with Framatome. Our fuel is ideally suited for the European and Chinese markets, as it is designed to significantly enhance both the economics and safety of existing and planned nuclear reactors. With 181 operating nuclear power plants across Europe, and China poised to become the largest market for nuclear, these patents provide us a crucial and defensible foothold in each of these markets for years to come.”

Lightbridge has patents pending in various countries around the world, including the United States, South Korea, Canada, Japan, Eurasia, and Australia, as well as additional patents pending in Europe and China.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans for commercialization through Enfission, the acceptance of the Company’s fuel in the European and Chinese markets and the potential of the nuclear market in China. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, potential challenges to the Company’s patents; the degree of market adoption of the Company’s product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company’s ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ir@ltbridge.com

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